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                                                                   EXHIBIT 10.35


                                                June 19, 1997



Concentric Network Corporation
10590 N. Tantau Avenue
Cupertino, CA 95014
Attention:  Chief Financial Officer

     Re:  Service Credits - Letter Agreement

     In connection with the execution of (i) the Amended & Restated Employee Services and Staffing Agreement between Critical Technologies, Inc. ("CTI") and Concentric Network Corporation ("CNC") of even date herewith (the "ESS Agreement") and (ii) the $1,100,000 Obligation - Letter Agreement among Williams Communications Group, Inc., CTI and CNC of even date herewith, Williams Communications Group, Inc. and its affiliates (hereinafter collectively referred to as "WCG") agree to provide CNC with credits which, under certain circumstances, can be used to offset the purchase price of "Services" (as hereinafter defined). The terms and conditions associated with the use of such Service credits are set forth below.

     1. "Services" are defined as inter-exchange multimedia telecommunications carrier services provided by WCG which have not been previously provided to CNC as of the date of this Letter Agreement. Services may include the following:

Inter-exchange Telecommunications Carrier Services
--------------------------------------------------
Wide Area ATM
Private Line Services
Frame Relay Services
Collocation Services, existing and new
WCG Agency services
Others to be defined

Planned Services
----------------
CLEC services
xDSL services
Switched 1+, 1-800, 1-900, etc.
IP Voice Services
IP Video Services

However, such multi-media Services shall not include any services to be provided under the ESS Agreement with CTI. Further, the Services provided by WCG shall be used strictly for video
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transmission or multimedia applications, including, but not limited to Internet access, web site hosting, web site mirroring, and similar Internet-related services.

     2. CNC's credit for Services will apply on all WCG charges for Services under the Master Agreement (as hereinafter defined), but shall not apply to Third Party Costs. Third Party Costs shall include charges reasonably necessary to render the Services and paid by WCG to an unaffiliated entity or entities including, but not limited to, local access charges, taxes, installation charges, off-network charges, one time fees and other similar costs. The Services credit will be applied to each monthly WCG invoice at a rate of fifty percent (50%) of the face value of Services (after payment in full by CNC of all Third Party Costs) until the credit is consumed in its entirety. No Service credits can be utilized if CNC is past due with respect to any invoice from WCG. All remaining charges for Services after application of the credits for WCG Services will be paid entirely in cash by CNC. If the Services credit is not utilized within five (5) years of the closing of the Financing Event, the credits shall expire and CNC shall not be entitled to any refund, further credit or other payment for any of the unused credits.

     3. CNC will be entitled to utilize the Service credits on all Service charges incurred by CNC under the Master Agreement. The Master Agreement shall be negotiated by CNC and WCG in connection with WCG's participation in the "Financing Event" described in the Memorandum of Understanding between WCG and CNC dated as of May 30, 1997. The Master Agreement will set forth CNC's obligation to purchase in the aggregate a total of at least $21.2 million of telecommunications equipment and Services from WCG (the $21.2 million shall include the Services credit amount). CNC will agree in this document to meet the $21.2 million commitment by purchasing at least $16.2 million in Services and no more than $5 million in equipment during the five (5) year period following the closing of the Financing Event. The parties recognize that if the Financing Event does not occur and/or the terms and conditions of the Master Agreement can not be negotiated to each party's satisfaction that CNC will have no purchase obligation with respect to WCG Services and equipment. In such an event, CNC shall be entitled to utilize the Service credits to purchase Services from WCG subject to the same terms and conditions as set forth in paragraph 2
above.   CNC will not be entitled to any cash refund or other form of reimbursement from WCG for any unused Service credits granted under this Letter Agreement or otherwise.

     4. Upon execution of this Letter Agreement by both parties, CNC will be entitled to $1.1 million of Service credits under the Master Agreement.
Further, WCG will provide additional Service credits for the positive dollar difference between (i) the WCG benefit rate (currently 27.2%) multiplied by the "Base Salary Rate" of each "Loaned Employee" actually charged to CNC and (ii) the CNC benefit rate multiplied by the "Base Salary Rate" of each "Loaned Employee" actually charged to CNC (which CNC benefit rate shall in no event be lower than 19.6% during the remaining term of the ESS Agreement). The amount of such credits shall be computed monthly and allocated to CNC's account once CNC pays CTI pursuant to Section 5.7 of the ESS Agreement for such month. The CNC and WCG benefit rates will be reviewed and updated on January 1 of each year and the amount of credits allocated to CNC shall be adjusted accordingly. The terms "Base Salary Rate" and "Loaned Employees" shall have the meanings set forth in the ESS Agreement.
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The parties have executed this Letter Agreement by their duly authorized representatives as of June 19, 1997.



WILLIAMS COMMUNICATIONS GROUP. INC.

By:/s/
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Its:
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Agreed and Accepted

CONCENTRIC NETWORK CORPORATION



By: /s/
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Its:
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